As filed with the Securities and Exchange Commission on July 20, 2016
Registration File No. 333-208280
Registration File No. 811-007528

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2 (Check appropriate box or boxes)

[X]	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[ ]	Pre-Effective Amendment No. ___
[X]	Post-Effective Amendment No. 1
and
[X]	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]	Amendment No. 19

Special Opportunities Fund, Inc.
_____________________________________________________________________________________________
Exact Name of Registrant as Specified in Charter

615 East Michigan Street, Milwaukee, WI 53202
_____________________________________________________________________________________________
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, including Area Code 1-877-607-0414

Andrew Dakos, Bulldog Investors, LLC, Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
_____________________________________________________________________________________________
Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:
Thomas R. Westle, Esquire, Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.
If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box  [   ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-208280) of Special Opportunities Fund, Inc. (as amended, supplemented or modified, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit 2(l) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(2)	Exhibits

(a)(i)	Articles of Incorporation (1)
(a)(ii)	Articles of Amendment (2)
(a)(iii)	Articles Supplementary (5)
(b)(i)	Amended and Restated Bylaws (5)
(c)	Not applicable
(d)	Form of Transferable Subscription Rights Certificate (5)
(e)	Not applicable
(f)	Not applicable
(g)	Investment Management Agreement between the Fund and Bulldog Investors, LLC (4)
(h)	Not applicable
(i)	Not applicable
(j)	Custody Agreement between the Fund and U.S. Bank National Association (3)
(k)(i)	Transfer Agent Servicing Agreement between the Fund and American Stock Transfer and Trust Company, LLC (4)
(k)(ii)	Administration Agreement (3)
(l)	Opinion and Consent of Counsel (filed herewith)
(m)	Not applicable
(n)	Consent of Independent Auditor (5)
(o)	Not applicable
(p)	Not applicable
(q)	Not applicable
(r)(i)	Code of Ethics of the Fund (3)
(r)(ii)	Code of Ethics of the Adviser (3)
99	Valuation Committee Charter (4)

__________________
(1)	Incorporated by reference to the Fund’s Post-Effective Amendment No. 2 to the Registration Statement (File No. 333-58532) filed June 15, 1995.
(2)	Incorporated by reference to Form NSAR (File No. 811-07528) filed on February 26, 2010.
(3)	Incorporated by reference to the Fund’s Registration Statement on Form N-2 (File No. 333-178943) filed on June 6, 2012.

(4)	Incorporated by reference to the Fund’s Registration Statement on Form N-2 (File No. 333-208280) filed on December 1, 2015.
(5)	Incorporated by referenced to the Fund’s Registration Statement on Form N-2 (File No. 333-208280) filed on July 14, 2016.

SIGNATURES

Pursuant to requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, and the State of New York, on the 20th day of July, 2016.

SPECIAL OPPORTUNITIES FUND, INC.

By:	/s/ Andrew Dakos
Name: Andrew Dakos Title: President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Dakos	President (Principal Executive Officer)	July 20, 2016
Andrew Dakos

/s/ * Thomas Antonucci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 20, 2016

/s/ *	Director	July 20, 2016
Phillip Goldstein

/s/ *	Director	July 20, 2016
Ben Harris

/s/ *	Director	July 20, 2016
Charles Walden

/s/ *	Director	July 20, 2016
Gerald Hellerman

/s/ *	Director	July 20, 2016
Marc Lunder

* By Andrew Dakos, Attorney-In-Fact under Powers of Attorney

/s/ Andrew Dakos
Andrew Dakos

INDEX TO EXHIBITS

Exhibit No	Description

2(l)	Opinion and Consent of Counsel